UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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UST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 24, 2006

100 West Putnam Avenue

Greenwich, Connecticut 06830

To the Stockholders of UST Inc.:

      The 2006 Annual Meeting of Stockholders of UST Inc. (the “Company”) will be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, May 2, 2006, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

(1)	to elect three directors;
(2)	to ratify the appointment of independent auditors of the accounts of the Company for the year 2006;
(3)	to consider and act upon two stockholder proposals, if presented by their proponents; and
(4)	to consider and act upon such other business as may properly come before the meeting.

      Stockholders of record as of the close of business on March 9, 2006 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is on or about March 24, 2006. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after April 21, 2006, during normal business hours at the Company’s principal executive offices located at the above address.

      You are urged to vote your proxy promptly whether or not you plan to attend the meeting in person. Please sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope or you may also vote your shares either via telephone or the Internet. Please read the instructions printed on the top portion of your proxy card. The Company’s transfer agent, which is tabulating votes cast at the meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet. Please note all votes cast via telephone or the Internet must be cast prior to 2:00 a.m., Eastern Daylight Savings Time, on Tuesday, May 2, 2006.

RICHARD A. KOHLBERGER

Senior Vice President, General Counsel
and Secretary

100 West Putnam Avenue

Greenwich, Connecticut 06830

PROXY STATEMENT

Proxies and Voting Information

Solicitation of Proxy

       The enclosed proxy is solicited by the Board of Directors (the “Board”) of UST Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 2, 2006, including any adjournment thereof. Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to either sign, date and return the enclosed proxy or vote your shares via telephone or the Internet. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

      Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date. The Company’s transfer agent, which is tabulating votes cast at the Annual Meeting, will count the last vote received from each stockholder, whether by telephone, proxy or ballot or electronically through the Internet.

      As of the close of business on March 9, 2006, the record date for the Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 161,834,766 shares of common stock (“Common Stock”). Each share of Common Stock is entitled to one vote.

      Appearance at the Annual Meeting in person or by proxy of the holders of Common Stock entitled to cast at least 80,917,384 votes is required for a quorum.

Attendance and Procedures at Annual Meeting

       Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote on behalf of an absent stockholder (one proxy holder per absent stockholder) and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If your shares are held in the name of a broker, bank or other nominee, and you wish to attend the Annual Meeting, you must bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares. Management requires all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

Actions to be Taken at Annual Meeting

       1. Three directors will be elected to serve for terms of three years each, or until their respective successors are elected and qualified.

      2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2006.

      3. Two resolutions relating to product promotion on the Internet and Board classification that the Company has been advised will be proposed by stockholders will be acted upon, if presented by their proponents at the meeting.

      Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholder proposals relating to product promotion on the Internet and Board classification, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly. If you hold your shares through a broker or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters.

Proposal No. 1

Election of Directors

       The Company’s Restated Certificate of Incorporation provides for the election of one-third (as nearly as possible) of the Board annually.

      The Board, upon recommendation of the Nominating & Corporate Governance Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in 2009. Edward H. DeHority, Jr., a director since 1990, will retire from the Board at the expiration of his current term of office and, accordingly, is not standing for re-election at the Annual Meeting. The Board currently consists of eleven members and, with the retirement of Mr. DeHority, will be reduced to ten at the Annual Meeting.

      Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees who receive the largest number of votes cast “For” are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular nominee as a result of a direction to withhold or a broker non-vote will not affect the outcome of the vote.

The Nominees

         Set forth in the following table is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 2006.

Name of Nominee* or Director

John D. Barr
Age 58
Shares beneficially owned:
Outstanding shares — 5,896
Shares subject to options — 2,785
Present term expires in 2008
Director since 2003

Mr. Barr has served as Vice Chairman of the Board of Directors of Papa Murphy’s International, Inc. since June 2004 and as its Chief Executive Officer since April 2005. He has served as a director of Performance Logistics Group, Inc. since September 2005, and from March 2004 to September 2005 he served as its Chairman. From 1999 to April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries. He also serves as a director of United Auto Group, Clean Harbors Inc., and James Hardie, N.V.

Name of Nominee* or Director

John P. Clancey
Age 61
Shares beneficially owned:
Outstanding shares — 20,965
Shares subject to options — 10,285
Present term expires in 2007
Director since 1997

Mr. Clancey has served as Chairman of Maersk Sealand since December 1999. He served as President and Chief Executive Officer of Sea-Land Service, Inc. from July 1991 to December 1999.

*Patricia Diaz Dennis
Age 59
Shares beneficially owned:
Outstanding shares — 6,702
Shares subject to options — 5,785
Present term expires in 2006
Nominated for term to expire in 2009
Director since 2001

Ms. Diaz Dennis has served as Senior Vice President and Assistant General Counsel for Labor and Employment matters and Sterling Commerce legal matters for AT&T Services, Inc., a subsidiary of AT&T Inc. (formerly SBC Communications Inc. (“SBC”)) since November 18, 2005. She has served in various executive positions for SBC and its affiliated companies including, Senior Vice President and Assistant General Counsel of SBC Services, Inc. from August 2004 to November 17, 2005; Senior Vice President, General Counsel and Secretary of SBC West from May 2002 to August 2004; Senior Vice President — Public Affairs & Special Projects of SBC from February 2002 to May 2002; and Senior Vice President — Regulatory & Public Affairs of SBC from November 1998 to May 2002. She also serves as a director of CarrAmerica Realty Corporation.

Vincent A. Gierer, Jr.
Age 58
Shares beneficially owned:
Outstanding shares — 501,205
Shares subject to options — 860,300
Present term expires in 2007
Director since 1986

Mr. Gierer has served as Chairman of the Board and Chief Executive Officer of the Company since December 1, 1993 and served as its President from September 1990 to November 2005. He has been employed by the Company since 1978.

Name of Nominee* or Director

Joseph E. Heid
Age 59
Shares beneficially owned:
Outstanding shares — 11,329
Shares subject to options — 1,285
Present term expires in 2007
Director since 2003

Mr. Heid served as Chairman, President and Chief Executive Officer of Esprit de Corp. from December 1999 to July 2002. From November 1997 to November 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation. Mr. Heid is a certified public accountant. He also serves as a director of Vertrue, Inc.

Murray S. Kessler
Age 46
Shares beneficially owned:

Outstanding shares — 176,754
Shares subject to options — 221,600
Present term expires in 2008
Director since 2005

Mr. Kessler has served as President and Chief Operating Officer of the Company since November 3, 2005. Mr. Kessler served as President of U.S. Smokeless Tobacco Company (“USSTC”) from April 6, 2000 to November 2, 2005. He served as Senior Vice President of USSTC from January 3, 2000 to April 5, 2000.

Patrick J. Mannelly
Age 51
Shares beneficially owned:
Outstanding shares — 1,127
Shares subject to options — 0
Present term expires in 2007
Director since 2005

Mr. Mannelly served as Senior Vice President and Chief Financial Officer of Coca-Cola Enterprises Inc. (“CCE”) from 1999 to 2004. From 1993 to 1999, he held several operational positions at CCE, including Regional Vice President and General Manager for New York, New England and Southern California.

Name of Nominee* or Director

*Peter J. Neff
Age 67
Shares beneficially owned:
Outstanding shares — 11,793
Shares subject to options — 5,785
Present term expires in 2006
Nominated for term to expire in 2009
Director since 1997

Mr. Neff served as President and Chief Executive Officer of Rhône-Poulenc, Inc., the U.S. subsidiary of Rhône-Poulenc, S.A. from 1991 to 1996.

*Andrew J. Parsons
Age 62
Shares beneficially owned:
Outstanding shares — 3,483
Shares subject to options — 0
Present term expires in 2006
Nominated for term to expire in 2009
Director since 2005

Mr. Parsons served as a Director and Senior Partner of McKinsey & Company where he was employed from 1976 to December 2000. He served as a member of the McKinsey Advisory Council from 2001 to 2004, and is currently a Director Emeritus. Prior to joining McKinsey & Company, Mr. Parsons served in various management positions with Prestige Group Ltd., a division of American Home Products Corporation, now known as Wyeth. He also serves as a director of AT Cross Company and as a director of several private companies and not-for-profit organizations, including the United Way.

Ronald J. Rossi
Age 66
Shares beneficially owned:
Outstanding shares — 7,118
Shares subject to options — 1,285
Present term expires in 2008
Director since 2004

Mr. Rossi has served as Chairman of the Board of Lojack Corporation (“Lojack”) since May 2001. From November 2000 to December 2004, he also served as Chief Executive Officer of Lojack. Mr. Rossi previously served as President of Oral-B Laboratories, Inc., a subsidiary of The Gillette Company, from 1998 to 2000. Mr. Rossi also serves on the Board of Directors of Mentor Corporation.

      Ms. Diaz Dennis and Messrs. Neff and Parsons are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the Annual Meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

      As of January 31, 2006, all directors and executive officers as a group beneficially owned 967,993 shares of Common Stock and had exercisable options to acquire 1,785,795 shares of Common Stock, which together represented in the aggregate approximately 1.7% of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

      The Board held fourteen meetings during 2005. No director attended fewer than 75% of the meetings held, including meetings held by all committees of the Board on which such director served. Absent unusual or extraordinary circumstances, each director is expected to attend the Company’s Annual Meeting of Stockholders. Except for one director, all members of the Board were in attendance at the 2005 Annual Meeting of Stockholders.

Executive Sessions

       The non-employee directors of the Company meet in executive sessions without management on a regular basis. The chair of the Nominating & Corporate Governance Committee presides at such executive sessions. In his absence, the non-employee directors will designate another person to preside over such executive sessions.

Director Independence

       The corporate governance listing standards of the New York Stock Exchange (the “NYSE rules”) require that the Board be comprised of a majority of independent directors. The federal securities laws and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and the NYSE rules, taken together, require that the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee each be comprised solely of independent directors.

      To ensure compliance with these requirements each year, the Board, acting through the Nominating & Corporate Governance Committee, reviews the relationships that each director has with the Company based primarily on a review of the questionnaires completed by the directors regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. Only those directors whom the Board affirmatively determines have no material relationship with the Company may, under the NYSE rules, qualify as independent directors. To assist in the review process, the Board has established standards concerning relationships that, absent special circumstances, would not be deemed material and thereby cause a director not to be considered independent. These standards are set forth in UST Inc.’s Corporate Governance Guidelines which are available on the Company’s website at www.ustinc.com under the heading “Investors/ Corporate Governance.”

      In light of the foregoing, the Nominating & Corporate Governance Committee has reviewed, on behalf of the Board, the independence of all directors and has determined, based on the information provided to it by the directors, that, as of the Annual Meeting, all directors other than Mr. Gierer, the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Kessler, the Company’s President and Chief Operating Officer, will qualify as independent directors under the NYSE rules, and that, as of the Annual Meeting, each member of the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee will also satisfy any additional independence requirements applicable, under the federal securities laws and the NYSE rules, to members of such committees.

Director Nomination Procedures

       It is the Company’s desire to select individuals for nomination to the Board who are the most highly qualified and who, if elected, will enhance the Board’s ability to oversee and direct, in an effective manner, the business of the Company and to best serve the general interests of the Company and its stockholders. In its assessment of potential nominees, the Nominating & Corporate Governance Committee will consider whether any such nominee:

•	Meets New York Stock Exchange independence criteria;
•	Reflects highest personal and professional ethics and integrity;
•	Has relevant educational background;
•	Has demonstrated effectiveness and possesses sound judgment;

•	Has qualifications to serve on appropriate Board committees;
•	Has experience relevant to the business needs and objectives of the Company;
•	Has the ability to make independent and analytical judgments;
•	Has adequate time to devote to Board responsibilities; and
•	Has effective communication skills.

      Such matters will be considered in light of the then current diversity and overall composition of the Board.

      The Nominating & Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee reflects the highest personal and professional ethics and integrity, has the ability to make independent and analytical judgments and has adequate time to devote to Board responsibilities. In addition, the Nominating & Corporate Governance Committee examines a candidate’s specific experience and skills, potential conflicts of interest and independence from management and the Company.

      The Nominating & Corporate Governance Committee identifies potential nominees through referrals by current directors and executive officers and also from search firms specializing in identifying director candidates whose services have been retained by the Committee. The Nominating & Corporate Governance Committee presently has on retainer the firms of Heidrick & Struggles and Canny, Bowen Inc. to assist it in identifying potential candidates. The Committee will consider candidates from other sources, including, as described below, from stockholders.

      Messrs. Mannelly and Parsons, the Board’s newest independent members, were introduced to the Nominating & Corporate Governance Committee by Heidrick & Struggles and Canny, Bowen Inc., respectively.

      Once an individual has been proposed for consideration by the Nominating & Corporate Governance Committee as a possible candidate, the Nominating & Corporate Governance Committee reviews the person’s background and qualifications, as well as the needs and the then current composition of the Board. If the Nominating & Corporate Governance Committee determines that the proposed candidate warrants further consideration, a meeting may be arranged with the proposed candidate and the chair and/or other members of the Nominating & Corporate Governance Committee.

      The Nominating & Corporate Governance Committee will consider and evaluate candidates suggested in a timely manner by stockholders, taking into account the qualities of any individual so suggested and the vacancies and needs of the Board. To enable the Nominating & Corporate Governance Committee to consider and evaluate properly any such candidate prior to the next Annual Meeting, the Secretary should receive, no later than November 24, 2006, the following information:

•	The name, business address and curriculum vitae of any proposed candidate;
•	A description of what would make such person an effective addition to the Board;
•	A description of any relationships or circumstances that could effect such person’s qualifying as an independent director;
•	A confirmation of such person’s willingness to serve as a director;
•	Any information about such person that would, under the federal proxy rules, be required to be included in the Company’s proxy statement if such person were a nominee, including, without limitation, the number of shares of Common Stock beneficially owned by such person; and
•	The name, address and telephone number of the stockholder submitting the recommendation, as well as the number of shares of Common Stock beneficially owned by such stockholder and a description of any relationship between the proposed candidate and the stockholder submitting his or her name.

      All such proposed candidates shall be reviewed and evaluated in accordance with the selection criteria discussed above. The Nominating & Corporate Governance Committee’s evaluation process does not vary based on whether or not a proposed candidate is recommended by a stockholder.

Compensation of Directors

       Effective January 1, 2005, non-employee directors receive a monthly cash retainer of approximately $6,420 ($77,000 annually) and an annual award on the first business day following each annual meeting with a dollar value at the date of grant of $75,000 that will be paid in shares of Common Stock under the stockholder approved UST Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”) in accordance with the non-employee directors’ deferral elections. Effective September 23, 2004, the chairs of the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee also receive an annual fee of $10,000, $7,000, and $7,000, respectively. Non-employee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board and its committees.

      In addition, effective May 3, 2005, non-employee directors are awarded, under the 2005 LTIP, 50 shares of Common Stock for each meeting of the Board attended and 40 shares of Common Stock for each Board committee meeting attended. Once awarded, dividends on these shares are paid to the non-employee director and all shares may be voted. Employee directors receive no additional compensation for their services as directors.

      Prior to May 3, 2005, the Company maintained the UST Inc. Nonemployee Directors’ Restricted Stock Award Plan (the “Directors’ Restricted Stock Plan”). The Directors’ Restricted Stock Plan provided for the automatic award to each non-employee director of 50 shares of restricted stock for each meeting of the Board attended and 40 shares of restricted stock for each Board committee meeting attended. The shares of restricted stock vested on the third anniversary date of the award. Once awarded, dividends on restricted shares were paid to the non-employee director and all shares could be voted; however, ownership could not be transferred until service on the Board terminated. Under the Directors’ Restricted Stock Plan, unvested shares would be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting would be accelerated in the event of change in control, death, disability or retirement from service as defined in the Directors’ Restricted Stock Plan. Upon stockholder approval of the 2005 LTIP on May 3, 2005, the Directors’ Restricted Stock Plan was replaced with the 2005 LTIP.

      Prior to May 3, 2005, the Company also maintained the UST Inc. Nonemployee Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”). The Directors’ Stock Option Plan, which was approved by stockholders at the 1995 Annual Meeting, provided for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. The Directors’ Stock Option Plan, as amended effective June 30, 2000, also provided for the issuance of additional options at the discretion of the Compensation Committee. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option was granted and became exercisable six months after the date of grant. The option exercise period expired ten years after the date of grant and would not be affected by a participant’s cessation of membership on the Board. Pursuant to the terms of the Directors’ Stock Option Plan, no options could be granted after May 2, 2005. The Committee granted 1,285 stock options on February 16, 2005, consistent with the terms described above to each non-employee director who continued to serve as directors after the 2005 Annual Meeting. Upon stockholder approval of the 2005 LTIP on May 3, 2005, the Company replaced the Directors’ Stock Option Plan with the 2005 LTIP.

      Pursuant to guidelines adopted by the Board, effective February 17, 2005, non-employee directors are required to hold Common Stock with an aggregate value of five times the annual cash retainer amount. Effective April 7, 2005, non-employee directors who have met their holding requirements may elect to defer up to 100% of their annual stock awards under the 2005 LTIP. Annual stock awards made to non-employee directors who have not met the holding requirement with respect to the Common Stock are deferred automatically to the extent that such holding requirements have not been met. The deferred portion of any annual stock award will be denominated in phantom shares of Common Stock. Dividend equivalents on the deferred shares will be deferred and re-invested in phantom shares. No voting rights will apply to deferred shares and deferrals will be settled in Common Stock as soon as practicable after the earliest occurring payout event, including a non-employee director’s separation from service, disability, death, change in control or a qualified hardship (in each case as defined in section 409A of the Internal Revenue Code of 1986, as amended).

      The Company also maintains the UST Inc. Nonemployee Directors’ Retirement Plan (the “Directors’ Retirement Plan”), a nonqualified, nonfunded plan that applies to non-employee members of the Board (who are not former employees), whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors’ Retirement Plan, an eligible director will receive one-twelfth of 75% of his or her highest annual compensation (the cash retainer, committee chair fees and value of all restricted stock and Common Stock awards paid for Board and committee meeting fees) each month, beginning at age 65 (or such later date upon which occurs his or her termination of service) and continuing over a period equal to the shorter of his or her period of service or 120 months. The Directors’ Retirement Plan also provides for payment of these benefits to a deceased director’s spouse in the event of a director’s death either prior to or subsequent to a director’s cessation of service. As of March 1, 2005, the Directors’ Retirement Plan was closed to new non-employee directors first elected to the Board after such date.

      In addition, prior to March 1, 2005, the Company maintained the UST Inc. Directors’ Supplemental Medical Plan (the “Directors’ Medical Plan”), a self-insured medical reimbursement plan that applies to non-employee members of the Board who are not former employees. The Directors’ Medical Plan provided for an additional $7,500 of annual coverage for each participant for reasonable, medically-related expenses above the participant’s basic medical plan coverage. The Company also made available to the non-employee directors up to $12,500 annually in tax and financial planning services. After retirement from the Board, the Directors’ Medical Plan and tax and financial planning services continued for a period equal to the retired director’s period of service on the Board, except that the financial planning services were provided in the amount of $6,500 annually. The Board determined to discontinue the Directors’ Medical Plan and the provision of tax and financial planning reimbursements as of March 1, 2005, except that one director who is currently eligible to retire will receive such benefits upon his retirement. Non-employee directors will continue to be covered under the Company’s group life insurance, accidental death and dismemberment and business travel accident plans during their period of service. Non-employee directors can also elect coverage under the Company’s medical plans provided that they pay the full per capita cost of such coverage.

Committees of the Board

       The Company has an Audit Committee, a Compensation Committee, a Nominating & Corporate Governance Committee and a Strategic Review Committee.

      The Audit Committee, which met thirteen times during 2005, is currently comprised of the following directors: Joseph E. Heid — Chairman, Edward H. DeHority, Jr., Patricia Diaz Dennis, Patrick J. Mannelly, Andrew J. Parsons and Ronald J. Rossi, each of whom is an independent director under the NYSE rules, as currently in effect. The Board has determined that Messrs. DeHority, Heid and Mannelly qualify as “audit committee financial experts” in accordance with the rules of the SEC. As specified in its charter, the functions of the Audit Committee include the following:

•	Assisting the Board with oversight of the integrity of the Company’s financial statements and related systems of internal control, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function;
•	Engaging, on an annual basis, the Company’s independent auditors;
•	Approving, on an annual basis, the scope and fees of the independent auditor’s audit;
•	Reviewing and pre-approving the independent auditor’s permitted non-audit services and related fees, including considering whether such services are compatible with the independent auditor’s independence;
•	Reviewing, on an annual basis, the effectiveness of the Company’s internal audit function, the proposed plan of internal audit coverage and ensuring that such plan is properly coordinated with the independent auditor;
•	Reviewing significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and any changes that occur with respect to such internal controls;
•	Reviewing procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility; and
•	Overseeing management’s efforts to identify and manage risks affecting the enterprise.

      A copy of the Audit Committee’s charter, as amended and restated effective February 23, 2006, is annexed to this proxy statement as Appendix A.

      The Audit Committee has the authority to institute special investigations and to retain outside advisors, as it deems necessary in order to carry out its responsibilities. The Report of the Audit Committee appears on page 13 of this proxy statement.

      The Compensation Committee, which met nine times during 2005, is comprised of the following directors: Peter J. Neff — Chairman, John D. Barr, John P. Clancey and Ronald J. Rossi, each of whom is an independent director under the NYSE rules, as currently in effect. As specified in its charter, the functions of the Compensation Committee include the following:

•	Reviewing and approving, as appropriate, the broad compensation program of the Company with respect to its officers, including all executive officers, and the various components of total compensation of the executive officers;
•	Establishing financial and individual performance objectives for the Chief Executive Officer and other executive officers’ cash and equity-based incentives and evaluating the Chief Executive Officer’s performance in light of those performance objectives;
•	Making recommendations to the Board regarding directors’ and officers’ compensation;
•	Performing settlor functions with respect to employee benefit plans and programs of the Company and its subsidiaries; and
•	Administering the Company’s equity-based plans and considering and approving all awards thereunder.

      The Compensation Committee has the authority to retain such outside advisors as it deems necessary in order to carry out its responsibilities. The Compensation Committee Report on Executive Compensation appears on pages 15 to 17 of this proxy statement.

      The Nominating & Corporate Governance Committee, which met nine times during 2005, is comprised of the following directors: Edward H. DeHority, Jr. — Chairman, John P. Clancey, Patricia Diaz Dennis, Joseph E. Heid, Andrew J. Parsons and Ronald J. Rossi, each of whom is an independent director under the NYSE rules, as currently in effect. As specified in its charter, the functions of the Nominating & Corporate Governance Committee include the following:

•	Identifying and recommending to the Board individuals qualified to serve as directors of the Company;
•	Recommending to the Board directors to serve on committees of the Board;
•	Advising the Board with respect to matters of Board composition and procedures;
•	Reviewing and making recommendations to the Board with respect to the Company’s corporate governance guidelines;
•	Overseeing the succession plans for the Chief Executive Officer and other senior officer positions;
•	Overseeing the annual review of the performance of the Board and each committee thereof; and
•	Advising the Board generally on corporate governance matters.

      The Strategic Review Committee met six times during 2005 and is comprised of the following directors: Murray S. Kessler — Chairman, John P. Clancey, Vincent A. Gierer, Jr., Joseph E. Heid, Patrick J. Mannelly and Peter J. Neff. The Strategic Review Committee has oversight responsibility for significant financial matters of the Company and acts as the appointing fiduciary with respect to the process of oversight of persons exercising fiduciary responsibility for the Company’s retirement plans and funded health and welfare benefit plans. As specified in its charter, the functions of the Strategic Review Committee include review of the Company’s cash position, capital structure, operating and financial strategies, mergers, acquisitions or divestitures, dividend policy and other capital transactions including the share repurchase policy.

      A copy of the charter for each of the Audit, Compensation, Nominating & Corporate Governance and Strategic Review Committees is available on the Company’s website at www.ustinc.com under the heading “Investors/ Corporate Governance/ Committee Composition and Charters.” A printed copy of each such charter is also available to stockholders free of charge upon oral or written request, addressed to the Secretary at UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830.

Compensation Committee Interlocks and Insider Participation

       Messrs. Barr, Clancey, Neff and Rossi served as members of the Compensation Committee in fiscal year 2005. None of such committee members (i) was, during fiscal year 2005, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries, (iii) had any relationship requiring disclosure by the Company pursuant to any paragraph of Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served as an executive officer, director or member of a compensation committee of any other entity of which an executive officer or director of such entity is a member of the Compensation Committee of the Company or the Company’s Board of Directors.

Code of Ethics

       The Company has adopted a Code of Ethics for Senior Officers (the “Code”) that applies to its principal executive officer, principal financial officer and principal accounting officer (Controller). The Code is available on the Company’s website: www.ustinc.com under the heading “Investors/ Corporate Governance/ Codes of Conduct.” A free copy of the Code will be made available to any stockholder upon oral or written request addressed to the Secretary at UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830. The Company will post promptly on its website any amendment to the Code or waiver of a provision thereunder, rather than filing with the SEC any such amendment or waiver as part of a Current Report on Form 8-K. The Company has also adopted a Directors’ Code of Responsibility and a Code of Corporate Responsibility applicable to all employees. These codes are also posted on the Company’s website and are similarly available from the Company.

Adoption of Policy Regarding Stockholder Rights Plans

       The Board has adopted a policy which provides that the Company will not adopt a stockholder rights plan without first submitting such a plan to a vote of the Company’s stockholders, subject to limited exceptions as set forth in the policy. A copy of this policy is available on the Company’s website at www.ustinc.com under the heading “Investors/ Corporate Governance/ Rights Plan Policy.”

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee (the “Committee”) oversees on behalf of the Board 1) the integrity of the Company’s financial statements and financial reporting processes, as well as the integrity of the Company’s systems of internal accounting and financial controls; 2) the Company’s compliance with legal and regulatory requirements; 3) the qualifications, independence and performance of the Company’s independent auditors; and 4) the performance of the Company’s internal audit function.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has reviewed and discussed the independent auditors’ independence including the matters in the written disclosures required by the Independence Standards Board; discussed with the independent auditors matters required by the Statement on Auditing Standards 90, “Audit Committee Communications;” and has considered the compatibility of permitted non-audit services performed by the auditors with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In addition, the Committee reviewed and discussed with the independent auditors the report concerning the firm’s internal quality control procedures.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

February 22, 2006	Audit Committee

Joseph E. Heid, Chairman

Edward H. DeHority, Jr.

Patricia Diaz Dennis

Patrick J. Mannelly

Andrew J. Parsons

Ronald J. Rossi

Audit and Non-Audit Fees

       The aggregate fees billed for professional services provided to the Company by Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, for the fiscal years ended December 31, 2005 and December 31, 2004 were as follows:

	2005	2004

Audit Fees	$1,660,000	$2,267,000

Audit-Related Fees	143,000	133,000

Tax Fees	24,000	37,000

All Other Fees	-0-	-0-

Total	$1,827,000	$2,437,000

      Audit Fees represent fees for professional services performed in connection with the audit of the Company’s annual financial statements and the review of the Company’s quarterly reports on Form 10-Q filed with the SEC.

      Audit-Related Fees were primarily for services related to employee benefit plan audits.

      Tax Fees were primarily for professional services performed with respect to tax compliance.

      The Audit Committee had considered and determined that the performance of those services other than audit services would not impair Ernst & Young’s independence.

Audit Committee Pre-Approval Policies and Procedures

       The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during the year in each of four categories of services to the Audit Committee for approval. The Audit Committee pre-approves auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

         The Compensation Committee (the “Committee”), which is comprised entirely of independent directors, oversees the Company’s compensation practices, including stock-based awards. The Committee reviews and approves, as appropriate, the Company’s overall compensation program for all officers, including base salary, annual bonus and long-term incentives. The Committee administers stock-based awards made under the UST Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”) and cash awards made to executive officers under the Company’s Incentive Compensation Plan (“ICP”).

      The Committee evaluates the Company’s plans and policies against current and emerging compensation practices, legal and regulatory developments and corporate governance trends. The Committee is assisted in its review by an independent consulting firm, Frederic W. Cook & Co., Inc., whom we have directly engaged. This review provides assurances that the Company’s compensation program will continue to assist in attracting and retaining the talent necessary to promote strong, long-term financial performance and stockholder returns.

Executive Compensation Policy

       In order to link pay and performance, the Committee has a longstanding policy of tying each executive officer’s annual bonus and long-term incentives to the Company’s financial and stock price performance.

      In determining compensation levels, the Committee uses a comparator group of 15 companies with whom the Committee believes the Company competes for executive talent. Because it includes companies outside the tobacco industry, this peer group is not the same as the group used for comparing investment performance in the graph included on page 18 in this proxy statement. The Committee has determined that total compensation is to be targeted at the median of the comparator group (adjusted appropriately for market capitalization), with an additional 20% premium to reflect the Company’s challenges in recruiting and retaining talented executives in the tobacco industry and the market dynamics of tobacco-related stocks. Within job bands, the Committee has established ranges of targeted total compensation and the components thereof to provide appropriate flexibility for rewarding individual performance.

Specific Components of Compensation Program

       Base Salary. The relative levels of base salary for the Chief Executive Officer and other executive officers are based on the accountabilities and responsibilities of each executive’s position and market practices. Base salaries are reviewed annually and compared against similar positions in the comparator group of companies. In addition, the Committee may make adjustments in an individual’s salary during the year based on changes in the executive’s responsibilities.

      Annual Incentives. Annual bonuses are awarded under the ICP, and directly linked to Company performance through operating earnings. The ICP formula, which was last approved by stockholders in 2003, provides for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP. This formula requires that earnings exceed a threshold percentage of stockholders’ equity and that cash dividends have been declared and paid in the year. The Committee approves individual ICP awards from the aggregate fund based on the attainment of Company financial objectives established by the Committee in terms of diluted EPS, as well as achievement of individual performance objectives. The Committee has determined that the financial measurement will be assigned a higher weighting in the higher job bands, since those officers have more influence over the Company’s overall financial performance than those in the lower job bands. Accordingly, a formula is applied to each executive officer’s targeted bonus amount (expressed in dollars) wherein a higher percentage of the targeted amount is earned based on the achievement of the Company’s financial objectives as compared to the percentage attributable to the achievement of individual performance objectives. The amount of an executive’s actual award is based upon achievement of these financial and individual performance objectives.

      Based on the Company’s financial performance for 2005, 96% of the goal set by the Committee at the start of the year was met. Accordingly, the Committee determined that an award of 91% of that portion of the target award based on financial performance would be authorized and paid. Annual bonus awards for our executive officers are shown in the Summary Compensation Table on page 19.

      Equity-Based Awards. The Company’s 2005 LTIP provides for equity-based awards. In 2005, the Company’s executive officers, other than Mr. Gierer, were awarded performance-based restricted shares pursuant to the 2005 LTIP, as shown in the Long-Term Incentive Plans — Awards in Last Fiscal Year Table appearing on page 20 in this proxy statement. In determining each award, the Committee considered, without assigning any particular weight to any one factor: (i) the individual performance and scope of responsibilities of each executive officer; (ii) existing stock-based awards held by the executive; and (iii) the executive’s targeted goal for total compensation (taking into account the policy discussed above allowing for a 20% premium over the median for the comparator group (adjusted appropriately for market capitalization)). Restricted stock grants made to executive officers in 2005 are subject to vesting restrictions that lapse on January 31, 2009, if specific objectives relating to Company financial performance for the period 2006 through 2008 are attained. For the grant covering the 2006-08 performance period, the Company sets goals in terms of its earnings per share for each of the fiscal years 2006, 2007 and 2008, and 0-120% of the shares may be earned based on performance against these goals. So that participants’ interests are aligned with the Company’s total return to stockholders, the Company pays dividends on outstanding restricted shares until they are earned.

      In the event of retirement on or before the first anniversary of the grant date, a pro-rata portion of the award would remain outstanding and would vest at the same time that the restricted shares would otherwise vest; provided that the performance goals are met. In the event of retirement after the first anniversary of the grant date, 100% of the award would remain outstanding and would vest at the same time that the restricted shares would otherwise vest; provided that the performance goals are met.

2005 Compensation of Chief Executive Officer

       With the assistance of the Committee’s independent compensation advisor, Mr. Gierer’s total compensation and each component thereof is determined by the Committee consistent with the policy discussed above. Mr. Gierer’s performance is reviewed annually by the Committee, which considers the Company’s attainment of targeted financial objectives, i.e., net earnings and diluted EPS. It also considers Mr. Gierer’s achievement of certain strategic initiatives designed to further the Company’s earnings growth and profitability.

      On November 3, 2005, upon the recommendation of the Committee, the Board of Directors of the Company approved a 4.8% increase in Mr. Gierer’s annual base salary from $1,050,000 to $1,100,000, effective that date. Mr. Gierer’s target ICP award for 2005 was set at $2,000,000. His actual 2005 ICP award was determined by the Committee, which considered the Company’s overall financial performance and evaluated Mr. Gierer’s achievement of his pre-established performance objectives. In evaluating Mr. Gierer’s performance, a high weight was assigned to the attainment of the Company’s targeted financial measure (diluted EPS). Mr. Gierer’s 2005 ICP award was $1,885,000, as disclosed in the Summary Compensation Table appearing on page 19 in this proxy statement. The amount of the 2005 ICP award paid to Mr. Gierer was below his targeted bonus amount based on performance against the targeted Company financial measure.

      In addition, on November 3, 2005, as part of its succession planning process, the Company has agreed to pay a $5,000,000 retention bonus to Mr. Gierer as soon as practicable after July 1, 2007; provided that Mr. Gierer remains as Chairman and Chief Executive Officer of the Company through December 31, 2006, the date on which Mr. Gierer plans to retire from the Company. This $5,000,000 retention bonus is being provided in light of Mr. Gierer’s significant equity holdings in the Company and is in lieu of any equity compensation grant(s) that otherwise would have been made to Mr. Gierer in 2005 and 2006, the value of which would be approximately equal to the retention bonus amount. Further details with respect to the Retention Bonus Agreement are set forth in this proxy statement under the heading, “Employment Contracts and Termination of Employment and Change in Control or Other Arrangements” on page 22.

      As part of the succession planning process of the Company, the Committee also granted to Murray S. Kessler, the Company’s President and Chief Operating Officer, 50,000 performance-based restricted shares on January 3, 2005, all of which will vest on January 3, 2010 based on EPS performance and Mr. Kessler remaining in the employ of the Company.

Executive Stock Ownership Guidelines

       Executive Stock Ownership Guidelines have been established by the Committee to encourage officers to obtain and hold Company stock to align their interests with those of the Company’s stockholders, as well as to demonstrate their long-term commitment to the future growth of the Company. These Guidelines provide that within a five-year time frame, all officers are expected to own, at a minimum, depending on job band, shares with a market value of one to five times their base salary.

Limitations on the Deductibility of Executive Compensation

       Current federal tax law imposes an annual individual limit of $1 million on the deductibility of the Company’s compensation payments to the Chief Executive Officer and its four most highly compensated other executive officers. Performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code of 1986, as amended, is excluded for purposes of this limitation. The 2005 awards made to the Chief Executive Officer and the other executive officers pursuant to the ICP, as well as the awards made pursuant to the 2005 LTIP were subject to, and made in accordance with, the Committee’s pre-established performance goals. The Committee has determined to ensure, to the maximum extent practicable, the deductibility of all performance-based compensation payments made to the Company’s executive officers.

February 22, 2006	Compensation Committee
Peter J. Neff, Chairman
John D. Barr
John P. Clancey
Ronald J. Rossi

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

FOR THE YEAR ENDED DECEMBER 31, 2005

Among UST Inc., S&P Tobacco Index and S&P 500 Index

	2000	2001	2002	2003	2004	2005

UST Inc.	$100.00	$132.18	$133.52	$151.30	$215.11	$191.87

S&P Tobacco	100.00	110.13	102.64	145.01	173.77	217.54

S&P 500	100.00	88.12	68.64	88.33	97.94	102.75

*	Assumes $100 invested on 12/31/00 and held through 12/31/05. Total return assumes reinvestment of dividends.

COMPENSATION OF EXECUTIVE OFFICERS

         The tables and descriptive information which follow are intended to comply with the SEC regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company’s Chief Executive Officer (“CEO”) and its four other most highly compensated executive officers as of December 31, 2005 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual
		Compensation
				Long Term Compensation Awards

					Securities	Non-Stock
				Restricted	Underlying	Long-Term	All Other
Name and		Salary	Bonus	Stock	Options	Compensation	Compensation
Principal Position	Year	($)	($)	($)(1)	(#)	($)(2)	($)(3)

Vincent A. Gierer, Jr.	2005	1,057,116	1,885,000	—	—	5,000,000	12,600
Chairman of the Board	2004	1,048,269	2,407,500	2,017,519	66,700	—	12,300
and Chief Executive Officer	2003	900,000	1,439,000	442,225	66,700	—	12,000

Murray S. Kessler(4)	2005	586,676	1,359,432	3,202,515	—	—	12,600
President and	2004	559,308	1,625,346	2,470,587	57,700	—	12,300
Chief Operating Officer	2003	500,000	942,000	259,350	38,900	—	12,000

Robert T. D’Alessandro	2005	441,346	941,840	490,880	—	—	12,600
Senior Vice President and	2004	425,000	1,064,395	415,009	40,800	—	12,300
Chief Financial Officer	2003	425,000	582,000	186,200	27,800	—	12,000

Richard A. Kohlberger	2005	434,423	880,250	490,880	—	—	12,600
Senior Vice President,	2004	403,962	959,928	225,995	22,200	—	12,300
General Counsel and	2003	315,000	500,000	146,300	22,200	—	12,000
Secretary

Theodor P. Baseler	2005	407,846	659,100	398,840	—	—	12,600
President — International	2004	399,539	688,050	168,469	16,700	—	12,300
Wine & Spirits Ltd.	2003	360,000	250,000	109,725	16,700	—	12,000

(1)	The Long-Term Incentive Plans — Awards in Last Fiscal Year table below reflects the number of restricted shares awarded in 2005 to Messrs. Kessler, D’Alessandro, Kohlberger and Baseler and provides additional details regarding such awards. The value set forth in the table above is based on the fair market value of the Company’s Common Stock on the respective award’s grant date and the number of shares at target where applicable. The number of restricted shares held by Messrs. Gierer, Kessler, D’Alessandro, Kohlberger and Baseler were 62,400, 143,000, 28,500, 22,700 and 17,800, respectively, at December 31, 2005; of these 49,100, 135,200, 22,900, 18,300, and 14,500, respectively, were performance-based restricted shares at target. The value of the total restricted shares at target, based on the Company’s closing price of $40.83 per share as of December 30, 2005, held by each Named Executive Officer at December 31, 2005 was $2,547,792, $5,838,690, $1,163,655, $926,841 and $726,774 for Messrs. Gierer, Kessler, D’Alessandro, Kohlberger and Baseler, respectively. Dividends received on outstanding but unvested restricted shares during 2005 for Messrs. Gierer, Kessler, D’Alessandro, Kohlberger and Baseler were $137,280, $280,115, $41,580, $28,820 and $22,000, respectively.

(2)	This column is voluntarily included to reflect the following arrangement with the Company’s Chief Executive Officer: the Company has agreed to pay a $5,000,000 retention bonus to Mr. Gierer as soon as practicable after July 1, 2007; provided that Mr. Gierer remains as Chairman and Chief Executive Officer of the Company through December 31, 2006, the date on which Mr. Gierer plans to retire from the Company. This retention bonus is in lieu of other long-term compensation that would have been awarded in 2005 and 2006.

(3)	Amounts represent Company matching contributions to the Employees’ Savings Plan.

(4)	As a result of Mr. Kessler’s election to the position of President and Chief Operating Officer, the Board of Directors of the Company approved a 10% increase in his annual base salary from $588,000 to $646,800 effective November 3, 2005.

      The Company provides each of the Named Executive Officers with certain personal benefits. The aggregate value of these personal benefits for each of the Named Executive Officers did not exceed $50,000 in 2005, 2004 or 2003.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated future payouts under
	Number of	Performance or	non-stock price-based plans
	Shares, Units	other period
	or Other	until maturation	Threshold	Target	Maximum
Name	Rights(#)	or payout	(# of shares)	(# of shares)	(# of shares)

Vincent A. Gierer, Jr.	-0-	—	—	—	—

Murray S. Kessler	50,000	01/03/2010(1)	-0-	50,000	50,000
	20,900	01/31/2009(2)	-0-	20,900	25,080

Robert T. D’Alessandro	12,800	01/31/2009(2)	-0-	12,800	15,360

Richard A. Kohlberger	12,800	01/31/2009(2)	-0-	12,800	15,360

Theodor P. Baseler	10,400	01/31/2009(2)	-0-	10,400	12,480

(1)	Restricted shares awarded on January 3, 2005 to Mr. Kessler represent the maximum number of shares that may be paid out with cliff vesting on January 3, 2010, if Mr. Kessler remains employed with the Company on such date, based on the Company’s achievement in any three of the five calendar years ended December 31, 2009 of earnings per share (from continuing operations) and dividend payout ratio goals. These restricted shares have dividend rights.

(2)	Restricted shares awarded on December 7, 2005 to Messrs. Kessler, D’Alessandro, Kohlberger and Baseler, respectively, are subject to vesting requirements. Each Named Executive Officer’s share amount, as noted for this award, represents the target number of shares that may be paid out, with cliff vesting on January 31, 2009 if each officer respectively remains employed with the Company on such date, based on the attainment of pre-established earnings per share targets for each of the fiscal years 2006, 2007 and 2008. Each of the Named Executive Officers may earn all, none or a portion of the number of shares subject to the award on January 31, 2009 (the vesting date of the grant), depending upon the actual performance of the Company in each of the fiscal years 2006, 2007 and 2008. In addition, under the terms of the award, Messrs. Kessler, D’Alessandro, Kohlberger and Baseler individually may be awarded a maximum number of shares equal to 120 percent of the target award based on the achievement of at least 115 percent of target earnings per share in each of the fiscal years 2006, 2007 and 2008. Conversely, under this award, if actual performance in each year is less than 75 percent of targeted earnings per share, no shares will be paid out in respect of the portion of the award attributable to that year and no value will be realized. These restricted shares have dividend rights.

      No options to purchase Common Stock of the Company were granted to the Named Executive Officers during 2005.

      The following table contains information about the options to purchase Common Stock that were exercised in 2005 by the Named Executive Officers and the aggregate value of these officers’ unexercised options at the end of 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End(#)(1)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent A. Gierer, Jr.	70,000	1,025,680	860,300	-0-	7,770,180	-0-

Murray S. Kessler	-0-	-0-	221,600	-0-	979,666	-0-

Robert T. D’Alessandro	15,000	184,324	327,600	-0-	2,635,945	-0-

Richard A. Kohlberger	12,500	174,738	183,400	-0-	1,259,980	-0-

Theodor P. Baseler	12,500	175,825	138,400	-0-	1,032,133	-0-

(1)	On December 8, 2005, the Company’s Board of Directors approved the vesting of all outstanding stock options that were unvested as of December 31, 2005 previously awarded to the Company’s employees and officers under the UST Inc. Amended and Restated Stock Incentive Plan and the UST Inc. 1992 Stock Option Plan. As a result of the accelerated vesting of the options, stock options to acquire 86,500, 65,500, 45,000, 29,100 and 19,400 shares of the Company’s common stock became exercisable on December 31, 2005 for Messrs. Gierer, Kessler, D’Alessandro, Kohlberger and Baseler, respectively. All other terms related to these stock options were not effected by this action. In order to prevent unintended personal benefits to the Company’s officers, including the Named Executive Officers, the accelerated vesting was conditioned on such officers entering into an amendment to the original option award agreements covering affected options which provides that such officers will not (other than shares sold for payment of the exercise price and taxes) sell, transfer, assign, pledge or otherwise dispose of any shares acquired upon exercising the accelerated portion of the options before the earlier of the date on which that portion of the options would have otherwise vested under the original terms of the applicable option agreements or separation from service.

Pension Table

	Years of Service

Remuneration	5	10	15	20	25	30	35

$ 200,000	$20,595	$41,189	$61,784	$82,378	$102,973	$123,567	$144,162

300,000	$31,595	$63,189	$94,784	$126,378	$157,973	$189,567	$221,162

400,000	$42,595	$85,189	$127,784	$170,378	$212,973	$255,567	$298,162

500,000	$53,595	$107,189	$160,784	$214,378	$267,973	$321,567	$375,162

600,000	$64,595	$129,189	$193,784	$258,378	$322,973	$387,567	$452,162

700,000	$75,595	$151,189	$226,784	$302,378	$377,973	$453,567	$529,162

800,000	$86,595	$173,189	$259,784	$346,378	$432,973	$519,567	$606,162

900,000	$97,595	$195,189	$292,784	$390,378	$487,973	$585,567	$683,162

1,000,000	$108,595	$217,189	$325,784	$434,378	$542,973	$651,567	$760,162

1,100,000	$119,595	$239,189	$358,784	$478,378	$597,973	$717,567	$837,162

1,200,000	$130,595	$261,189	$391,784	$522,378	$652,973	$783,567	$914,162

1,300,000	$141,595	$283,189	$424,784	$566,378	$707,973	$849,567	$991,162

1,400,000	$152,595	$305,189	$457,784	$610,378	$762,973	$915,567	$1,068,162

1,500,000	$163,595	$327,189	$490,784	$654,378	$817,973	$981,567	$1,145,162

      The above Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity at normal retirement to the Named Executive Officers under the Company’s defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the “Retirement Plans”). Compensation for purposes of the Retirement Plans means the highest three-year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten-year period immediately preceding retirement. The Summary Compensation Table appearing on page 19 in this proxy statement shows salary paid in 2003-2005 and bonuses for the 2003-2005 years actually paid in 2004-2006. For 2005, the three-year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,394,153; Mr. Kessler, $832,934; Mr. D’Alessandro, $612,755; Mr. Kohlberger, $535,827; and Mr. Baseler, $496,671. As of December 31, 2005, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 28 years; Mr. Kessler, 6 years; Mr. D’Alessandro, 25 years; Mr. Kohlberger, 27 years; and Mr. Baseler, 21 years. Pension Table calculations take into account offsets for social security benefits.

      The Named Executive Officers also participate in a supplemental retirement plan (the “Supplemental Plan”). The formula by which benefits are determined under the Supplemental Plan is the greater of: (a) 105% (for retirement at age 55) increasing in whole percentage increments up to 110% (for retirement at age 60 or thereafter) of the accrued benefit under the Retirement Plans, or (b) 45% (for retirement at age 55) increasing in whole percentage increments up to 50% (for retirement at age 60 or thereafter) of the executive’s highest compensation (salary plus 25% of bonus) paid during the consecutive twelve-month period ending on the date of retirement, or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest compensation, reduced by (c) amounts payable under the Retirement Plans. The estimated annual benefits payable as a single life annuity at normal retirement age (assuming compensation and service as of December 31, 2005) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $85,119; Mr. Kessler, $389,043; Mr. D’Alessandro, $32,976; Mr. Kohlberger, $31,094; and Mr. Baseler, $122,217.

Employment Contracts and Termination of Employment and Change in Control or Other Arrangements

       The Company is party to employment agreements with Messrs. Gierer (with an initial term of 4 years) and Kessler (with a term of 4 years). The stated initial term of the agreement with Mr. Gierer is generally automatically extended, subject to expiration at age 65. Each of the employment agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or “cause” (as defined in the agreements) or if the officer terminates his employment for “good reason,” including termination following a “change in control of the Company” (as such terms are defined in the agreements). The severance benefits that would be payable to Mr. Gierer consist principally of the continuation over the remaining term of his employment agreement or, if greater, three years of (1) an annual amount equal to the sum of his base salary and the highest ICP payable to Mr. Gierer with respect to any of the preceding three years and (2) participation in the employee benefit plans in which Mr. Gierer participated immediately prior to his termination (or substantially similar benefits if such continued participation is not permitted under the terms of the applicable plans). In the event of a termination based on a change in control, the ICP amount taken into account for purposes of Mr. Gierer’s severance calculation would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The employment agreement with Mr. Kessler supersedes a previous agreement dated January 3, 2000. There were no early termination penalties incurred by the Company in connection with the termination of the previous agreement. The severance benefits that would be payable to Mr. Kessler consist principally of payments equal to the sum of his base salary and the highest ICP payment in any of the two calendar years prior to his termination of employment, multiplied by two, to be paid in installments over a two-year period and the continuation of health and welfare benefits during such two-year period. In the event of a termination of employment based on a change in control, such severance payments would be made in a lump sum and would be equal to three times the sum of his base salary and the highest ICP payment in any of the three calendar years prior to his termination of employment (limited to an amount equal to 75% of base salary). In addition, in the event of a change in control, the Company would maintain certain employee benefit plans in effect for each officer’s continued benefit or provide substantially equivalent benefits for three years following the termination of the officers’ employment under circumstances entitling the officer to severance under the agreements. In the event that any payments made to Mr. Gierer or Mr. Kessler in connection with a change in control are subject to the excise tax on the executive imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company would make an additional payment as necessary to restore the officer to the same after-tax position he would have had if such excise tax had not been imposed, except that, in the case of Mr. Kessler, if a reduction in payments of 10% or less would cause no excise tax to be payable, then Mr. Kessler’s aggregate payments will be reduced to the extent necessary to avoid the imposition of the excise tax.

      The employment agreements for Mr. Gierer and Mr. Kessler provide that they shall resign as members of the Board of Directors upon termination of employment for any reason. Messrs. Gierer and Kessler have agreed not to engage in “competitive activity” (as defined in the agreements) during the period in which they are entitled to receive severance under the agreements; provided, however, that these non-compete provisions will not apply following a change in control of the Company. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2005 following a change in control of the Company would be as follows: Mr. Gierer, $5.8 million and Mr. Kessler, $3.4 million. The foregoing severance amounts do not include an estimate of any reimbursement for the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, that could be payable to Messrs. Gierer and Kessler in such an event. The Company would also maintain specified welfare benefit plans in effect for the officer’s continued benefit or provide substantially equivalent benefits for three years.

      As part of the succession planning process of the Company, effective as of November 3, 2005, the Company and Mr. Gierer have entered into a Retention Bonus Agreement (the “Agreement”) whereby the Company has agreed to pay a $5,000,000 retention bonus to Mr. Gierer as soon as practicable after July 1, 2007; provided that Mr. Gierer remains as Chairman and Chief Executive Officer of the Company through December 31, 2006, the date on which Mr. Gierer plans to retire from the Company. The Agreement provides, however, that if Mr. Gierer’s employment terminates before December 31, 2006 (the “remaining employment period”) for certain reasons (death, disability, termination for “good reason” (as defined in his employment agreement) or involuntarily without cause, he would receive a pro-rata payment of the retention bonus based on whole months worked during the remaining employment period. The retention bonus is being provided in light of Mr. Gierer’s significant holdings in the Company and in lieu of any equity compensation grants that otherwise would have been made to Mr. Gierer in 2005 and 2006, the value of which would be approximately equal to the retention bonus amount. The Agreement further provides that: (1) if Mr. Gierer retires early at his own initiative or is terminated for cause, then the full amount of the retention bonus will be forfeited and (2) the retention bonus amount will not be included in the determination of any benefits under the Company’s benefit or pension plans. The Agreement is not intended to replace Mr. Gierer’s current employment agreement described above.

      Effective as of November 3, 2005, the Company and USSTC entered into an amendment to the agreement, dated September 13, 2004, with Mr. Kessler (the “Amendment”) which (1) clarifies that in his new position as President and Chief Operating Officer of the Company, Mr. Kessler is now employed by the Company, rather than USSTC and (2) requires Mr. Kessler to resign as a director and officer of the Company, USSTC or any of their affiliates upon termination of his employment if the Company so requests. Except as set forth in the Amendment, the terms and conditions of the agreement dated September 13, 2004 will remain unmodified and in full force and effect.

      The Company is also party to an employment agreement with Mr. Kohlberger which sets forth the terms and conditions of his employment and termination of employment with the Company. The initial three-year term of the agreement is automatically extended each year, subject to expiration at age 65. The employment agreement provides that Mr. Kohlberger will be entitled to certain severance benefits if: (1) he is dissatisfied at any time with his reporting relationship or duties or the Company breaches the employment agreement and the Company has failed to cure the situation after 15 days from proper notice from Mr. Kohlberger, (2) his employment is terminated by “mutual consent” (as defined in the employment agreement), or (3) his employment is terminated other than for “cause or disability” (each as defined in the employment agreement). The severance benefits that would be payable to Mr. Kohlberger consist principally of the continuation, over a period of three years from the date of his termination of employment, of his salary, the highest ICP amount payable to him and certain welfare benefits (including all life, health, medical and survivor income plans). The employment agreement provides for the reduction of welfare benefits to the extent that comparable benefits are provided to Mr. Kohlberger by a new employer. In addition, the Company is required to pay up to $100,000 in legal fees relating to a termination of Mr. Kohlberger’s employment other than for cause, disability or by mutual consent. Pursuant to the employment agreement, Mr. Kohlberger has agreed not to engage in “competitive activity” (as defined in the employment agreement) during any period for which he is entitled to severance payments or welfare benefit continuation.

      In addition, the Company is party to severance agreements with Messrs. D’Alessandro, Kohlberger and Baseler, which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two-year period following a change in control for any reason other than death, “disability” or “cause” or if the officer terminates his employment for “good reason” (as such terms are defined in the agreement). The benefits consist of a lump-sum severance payment equal to three times the sum of the officer’s base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount is capped at 75% of base salary for this purpose. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under any of the Company’s other employee benefit plans or arrangements, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2005 following a change in control would be as follows:

Mr. D’Alessandro, $2.4 million; Mr. Kohlberger, $2.4 million; and Mr. Baseler, $2.2 million. The Company would also maintain specified welfare benefit plans in effect for the officer’s continued benefit or provide substantially equivalent benefits for three years.

Indebtedness of Management

       Since January 1, 2005, none of the Company’s directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted in the table below, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1992 Stock Option Plan, as previously approved by stockholders and which has expired with respect to the grant of options. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee’s personal installment promissory note bearing interest at the applicable federal rate in effect under the Internal Revenue Code of 1986, as amended, on the date the loan is made. No new loans have been made to the Company’s directors or executive officers on or after July 30, 2002 nor have the loans existing on or prior to July 30, 2002 been modified or renewed.

	Largest Aggregate	Indebtedness as of
	Indebtedness during 2005(1)	February 14, 2006(1)

Vincent A. Gierer, Jr.	$-0-	$-0-
Chairman of the Board and Chief Executive Officer

Murray S. Kessler	162,617	134,336
President and Chief Operating Officer

Robert T. D’Alessandro	540,632	370,764
Senior Vice President and Chief Financial Officer

Richard A. Kohlberger	242,672	191,279
Senior Vice President, General Counsel and Secretary

Theodor P. Baseler	123,211	94,437
President — International Wine & Spirits Ltd.

(1)	Interest rates on loans range from approximately 4% to 6%.

Proposal No. 2

Selection of Independent Auditors

       A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 2006

      The Audit Committee has selected the firm of Ernst & Young LLP (“Ernst & Young”), Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2006. Ernst & Young has been serving the Company and its subsidiaries in this capacity for many years. The Audit Committee’s selection was made in accordance with its charter.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

      Ratification of the selection of the Company’s independent auditors is not required by any statute or regulation to which the Company is subject or by the Company’s By-Laws. If the stockholders do not ratify the selection of Ernst & Young, the appointment of the independent auditors may be reconsidered by the Audit Committee.

      The following resolution will be offered at the meeting:

“RESOLVED, that the selection, by the Audit Committee of the Board of Directors of the Company, of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2006 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2, unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

STOCKHOLDER PROPOSALS

         The following Proposal Nos. 3 and 4, which are printed verbatim, have been submitted by stockholders. The names, addresses and shareholdings of the proponents will be furnished upon oral or written request to the Secretary of the Company. For the reasons set forth following the proposals, the Board recommends a vote AGAINST Proposal Nos. 3 and 4.

Proposal No. 3

“Review of the Way We Promote Our Tobacco Products on the Internet

       Whereas: Our Company is using Internet sites to market our various brands identified with our Copenhagen smokeless tobacco. This site contains music, graphic visuals, instructions on gambling, an annual poker championship and other features which the proponents of this resolution believe have great appeal to children and can entice youth to use our smokeless tobacco products.

      Anyone visiting this site will find there is no way of checking whether youth are accessing the site or not since they can easily use the name and age of their parents.

      The United States Department of Justice has determined that advertising on media regulated by the Federal Communication Commission, including the Internet, violates the federal Cigarette Labeling Act. Our Company is prohibited by a similar Federal law (PL 99252) which disallows advertising on media regulated by the FCC. We believe it is important for the Company to act on this interpretation by the Department of Justice before it enforces it.

      Because of the way it has advertised on the Internet, Reynolds American has been sued by individuals and state attorneys general. It has agreed to pay millions of dollars to the States to settle the attorneys general suit.

      Continued violation of federal law vis-á-vis the way we advertise on the Internet could be used in courts of law to show that our Company has acted in bad faith on its agreements related to restrictions on the way it promotes our tobacco products. This can increase our liability risks.

      RESOLVED: That the shareholders request the Board to initiate a policy, within six months of the 2006 shareholders meeting, that would require our company to either submit all its Internet advertising to an independent panel of academics and other experts to make sure it is fulfilling the letter and spirit of the law regarding such advertising or terminate all of our advertising and marketing on the Internet.”

COMPANY’S RESPONSE

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING PROPOSAL (Proposal No. 3).

       The Company believes that this proposal is not in the best interests of the Company or its stockholders. While sharing the proponent’s desire to reduce access to tobacco products by minors and to ensure the responsible use of the Internet by our Company, the Company disagrees with the approach set forth in the proposal.

      The Company does not believe that any of its Internet-related activities violate any law applicable to the Company. The Company is acting to ensure its marketing and advertising activities are proper in all respects. The Company periodically reviews its programs and activities on a comprehensive basis from a number of perspectives, including compliance with relevant legal requirements. The advertising and marketing of the Company’s products is extensively regulated on the federal, state and local levels, and the Company complies with those regulations. Furthermore, in November 1998, the Company voluntarily entered into the Smokeless Tobacco Master Settlement Agreement which requires the Company to adopt various marketing and advertising restrictions aimed at reducing youth access to tobacco products. In light of the Company’s extensive review of its programs and activities, including those that utilize the Internet, the Company does not believe that convening a panel, such as the one contemplated by the proposal, is an appropriate use of the Company’s resources.

      In addition, the Company disagrees with the facts alleged in the proposal. The Company believes that it is not in violation of federal law or acting in bad faith. To the contrary, the Company acts in good faith to ensure compliance with relevant legal requirements. The Company also has a long-standing policy against the sale of tobacco products to minors and in favor of responsible marketing. In that regard, the Company limits access to its consumer websites to adults only through age verification. Moreover, with respect to reported underage use of smokeless tobacco, data from government and academic studies confirm that underage smokeless tobacco use is low and on a downward trend.

      The Company also notes that a similar proposal, which was included in last year’s proxy statement, had received the affirmative vote of less than 4% of the shares of Common Stock that were voted on the proposal.

      Accordingly, the Board of Directors believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it. Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 4

“Elect each Director Annually

       RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.

      The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.

      Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

66% Yes-Vote

       Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

       It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	We had no independent Chairman and not even a Lead Director — Independent oversight concern.
•	We were allowed to vote on individual directors only once in 3-years — Accountability concern.
•	We had to marshal an awesome 80% shareholder vote to make at least one key governance change — Entrenchment concern.
•	Cumulative voting was not allowed.
•	Two of our 8 directors had 15 and 19 years tenure — Independence concern.

      The above practices show there is room for improvement and reinforce the reason to take one step forward now and adopt the initial RESOLVED statement of this proposal.

      Our directors should be comfortable with this proposal because our typically unopposed directors need only one vote for election — out of tens of millions of shares.

Best for the Investor

       Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:

      In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

      “Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 4”

COMPANY’S RESPONSE

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING PROPOSAL (Proposal No. 4).

       The provisions of the Company’s Restated Certificate of Incorporation provide for a classified Board structure. This structure divides the Board of Directors into three classes of directors elected to serve staggered three-year terms, with each class being as nearly as possible equal to one-third of the total directors. As a result, approximately one-third of the directors stand for election each year.

      The Company’s Board of Directors and its Nominating & Corporate Governance Committee, in consultation with outside corporate governance advisors, have considered this proposal and the arguments in favor of and against a classified board structure. At this time, the Company believes that the current classified board structure is in the best interests of the Company and its stockholders. As a result, the Company’s Board of Directors opposes the above proposal and recommends you vote against it for the reasons outlined below.

      A classified board protects the Company against unfair and abusive treatment of its stockholders in takeover situations and/or proxy contests, by reducing the possibility of a sudden shift in control of the Board of Directors by a third party. A classified board structure is not designed to eliminate the possibility of a takeover, but rather to help ensure that the Board of Directors will have sufficient time to evaluate the adequacy and fairness of takeover proposals with the diligence required to consider alternatives and, if appropriate, negotiate in an effective manner to maximize stockholder value.

      The Company’s Board of Directors believes that its interests and those of management are specifically aligned with stockholders’ interests through the fiduciary duty owed by such directors and management to act in the best interests of stockholders, regardless of how often they stand for election. Furthermore, the Company’s Board of Directors believes that directors elected to three-year terms are not insulated from this responsibility and are just as accountable to stockholders as directors elected annually.

      The three-year staggered terms are also designed to provide continuity and stability, facilitate long-term strategic planning and ensure that a majority of the Company’s directors at any given time have the prior relevant experience as directors of the Company. In light of the complexity of the issues we face as a tobacco company, a classified board structure ensures that the Board continually maintains the in-depth knowledge of the Company’s business, operations, regulatory issues, responsibility efforts, compliance issues under the Smokeless Tobacco Master Settlement Agreement, and the thorough understanding of the issues unique to tobacco manufacturers necessary to make well-informed, sound decisions. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource to the Company and, in the Board’s judgment, are better positioned to make the business decisions that are best for the Company and its stockholders. The Company does not believe that declassification of the Board of Directors is necessary to achieve the goals of alignment with stockholders interests and accountability to stockholders.

      The Company is committed to excellence in corporate governance and continually examines its practices in light of the changing environment. The Company has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.ustinc.com under the heading “Investors/ Corporate Governance,” that focus on the independence and quality of the members of the Board of Directors and its effective functioning. The Company notes that numerous well-respected U.S. corporations and institutional investors have classified boards, including over 60% of the S&P 500 companies. In addition, the Company’s Board of Directors observes several corporate governance practices that provide for many of the advantages sought by the proponent, including a majority of independent directors (currently 9 of our 11 directors are independent and the Audit, Nominating & Corporate Governance and Compensation Committee members are all independent), evaluation of the Chief Executive Officer by the non-employee directors, a business code of ethics, executive sessions of non-employee directors, non-employee director access to Company officers and employees and the Board of Director’s use of independent legal, financial or other expert advice.

      The Board of Directors believes that the adoption of this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it. Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act requires the Company’s directors and officers, including executive officers, and persons who own more than 10% of common stock, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2005, all Section 16(a) filing requirements applicable to such individuals were complied with in a timely manner except for Mr. James D. Patracuolla, whose Form 4 reporting a restricted stock award of 5000 shares of Common Stock made on December 7, 2005 was inadvertently filed late due to an administrative error made by the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information, per Schedule 13Gs as of December 31, 2005, regarding all persons which, to the knowledge of the Company, beneficially own 5% or more of the outstanding Common Stock.

		Percentage of
Name and Address	Shares	Outstanding

Barclays Global Investors, NA(1)	14,270,090	8.72%
45 Fremont Street
San Francisco, CA 94105

Barrow, Hanley, Mewhinney & Strauss, Inc.(2)	12,116,905	7.41%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201

Capital Research and Management Company(3)	11,880,900	7.30%
333 South Hope Street
Los Angeles, CA 90071

Dreman Value Management LLC(4)	9,786,833	5.91%
520 East Cooper Avenue, Suite 230-4
Aspen, CO 81611

(1)	Information obtained from Schedule 13G dated as of January 31, 2006 and jointly filed by Barclays Global Investors, NA and certain affiliated entities (collectively, the “Barclays Entities”). The Barclays Entities reported, in the aggregate, beneficial ownership of 14,270,090 shares and sole voting power over 13,143,821 of those shares and sole dispositive power over 14,270,090 of those shares and shared voting or dispositive power over none of those shares.

(2)	Information obtained from Schedule 13G dated as of February 7, 2006 and filed by Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow Hanley”). Barrow Hanley reported sole voting power over 6,534,280 shares and sole dispositive power with respect to 12,116,905 shares. Barrow Hanley also reported shared voting power over 5,582,625 shares and shared dispositive power with respect to none of the shares.

(3)	Information obtained from Schedule 13G dated as of February 6, 2006 and filed by Capital Research and Management Company (“Capital Research”). Capital Research reported sole voting power over 7,230,900 shares and sole dispositive power with respect to 11,880,900 shares and shared voting or dispositive power over none of those shares.

(4)	Information obtained from Schedule 13G dated as of February 8, 2006 and filed by Dreman Value Management LLC (“Dreman”). Dreman reported sole voting power with respect to none of the shares and sole dispositive power with respect to 9,786,833 shares. Dreman also reported shared voting power with respect to 9,786,833 shares.

COMMUNICATIONS WITH DIRECTORS

         The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board including, without limitation, the director who presides at executive sessions of the Board or the non-employee directors as a group, any Board committee or any chair of any such committee by mail. To communicate with directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors, by either name or title. All such correspondence should be sent c/o Secretary at UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830.

      A copy of all such communications will be provided, as appropriate, to any member (or all members) of the Board, including, without limitation, the director who presides at executive sessions of the Board, the non-employee directors as a group, any Board committee or any chair of any such committee if the address label of the communication is so addressed. Communications, as appropriate, may be reviewed initially by the General Counsel’s office or by the Secretary, who shall report on the status thereof to the Board of Directors, the Audit Committee or, as appropriate, other directors. The Company reserves the right not to forward to the directors any material received in the nature of advertising or promotions of a product or service, or that otherwise constitutes patently offensive material.

INFORMATION RESPECTING PROXIES

         Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

      Expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company’s expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson Shareholder Communication, New York, New York, for a fee of approximately $20,000.

OTHER BUSINESS

         As of March 1, 2006, the Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

2007 ANNUAL MEETING OF STOCKHOLDERS

         If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 2007 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company’s office no later than November 24, 2006.

      In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting and such notice must provide certain requisite information. Accordingly, if a stockholder intends to present a matter at the 2007 Annual Meeting of Stockholders, notice of such must be received by the Secretary at the Company’s office no later than February 1, 2007. Notice must be received by such date if the matter is to be considered “timely” under Rule 14a-4(c) of the Securities Exchange Act. A copy of the By-Laws may be obtained by writing to the Secretary.

By order of the Board of Directors,

RICHARD A. KOHLBERGER
Senior Vice President, General Counsel
and Secretary

APPENDIX A

UST

AUDIT COMMITTEE CHARTER
As Amended and Restated by the Board of Directors on February 23, 2006

I. PURPOSE

       The Audit Committee (the “Committee”) is responsible for assisting the Board of Directors (the “Board”) of UST Inc. (the “Company”) in fulfilling its oversight responsibility to stockholders, potential investors and the investment community relating to:

•	the integrity of the Company’s financial statements and financial reporting process as well as the integrity of its systems of internal accounting and financial controls;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s independence, qualifications and performance; and
•	the performance of the Company’s internal audit function.

      The Committee shall report regularly to, and review with, the Board any issues that arise with respect to any of the matters set forth above.

      The Committee is also responsible for preparation of its report as required by the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

      The Committee shall be given the resources necessary to satisfy its oversight responsibilities including the authority to institute special investigations and to retain special counsel or experts and to receive appropriate funding, as determined by the Committee, to compensate such advisors.

      The Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

II. ORGANIZATION

A.	Composition and Qualifications

      The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be appointed by the Board upon recommendation of the Nominating & Corporate Governance Committee.

      The independence and financial expertise of Committee members will comply with the requirements of Section 10A of the Securities Exchange Act of 1934, the New York Stock Exchange, and any other regulatory requirements. All Committee members shall be financially literate, and at least one member shall qualify as an “audit committee financial expert.”

      No member of the Committee may have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Committee members shall not serve simultaneously on the audit committees of more than two other public companies without the approval of the Board.

      No member of the Committee may receive, other than Director’s fees (including any additional amounts paid to chairs of committees and to members of committees of the Board), any consulting, advisory or other compensatory fee from the Company.

      The Chairman of the Committee shall be designated by the Board. Committee members may be removed by the Board in its discretion.

B.	Other Attendees

      The Company’s General Counsel, Chief Financial Officer or Chief Accounting Officer, Corporate Secretary and the Vice President responsible for the internal audit function (or, in the absence of such officer, the Director — Internal Audit) shall be non-voting attendees of the Committee and they (or their designees) shall, except as otherwise provided elsewhere herein or as determined by the Committee, be present at each Committee meeting.

III. MEETINGS

       The Committee shall meet at such times as the members of the Committee shall deem appropriate in accordance with fulfilling their duties and shall report its activities to the Board so that the Board is kept informed of the Committee’s activities on a current basis.

      The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

      The Committee shall meet separately, as often as it deems appropriate, with the independent auditor and the Vice President responsible for internal audit and, in addition, shall provide the independent auditor and the Vice President responsible for internal audit an opportunity to meet with them without members of management present at any time. The Committee shall also meet separately with members of management and, as appropriate, with the Company’s counsel to discuss legal matters that may have a significant impact on the Company’s financial statements.

      The Committee shall maintain, through such meetings, open lines of communications among the Board, the Company’s Vice President responsible for internal audit, its independent auditor, financial management and the General Counsel.

IV.	SPECIFIC DUTIES AND RESPONSIBILITIES

       A.     Appointment and Oversight of Independent Auditor

      The Committee shall be directly responsible for the appointment, retention, compensation, evaluation and oversight of the independent auditor, in its sole discretion (subject, if applicable, to stockholder ratification), including all engagement fees and terms. The independent auditor shall report directly, and be ultimately accountable, to the Committee. The Committee shall also be responsible for resolving disagreements between management and the independent auditor.

1.  Independent Auditor’s Reports to the Committee

a)	The Committee shall obtain and review the reports of the independent auditor, which have been reviewed by management. Such reports shall include an annual report containing the following:

i.	The proposed audit scope for the current year as well as related estimated fees;

ii.	The degree to which there will be coordination of the audit effort with the internal audit function;

iii.	A summary comparison of current and prior year audit and non-audit services, including related fees;

iv.	The results of the audit; and

v.	Any other matters required by applicable auditing standards.

b)	The Committee shall also receive annually from the independent auditor a report as to the following concerning the independent auditor:

i.	The firm’s internal quality-control procedures;

ii.	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issue; and

iii.	All relationships between the independent auditor and the Company (including a description of each category of services provided by the independent auditor to the Company and a list of the fees billed for each such category).

2.     Evaluation of Independent Auditor

a)	The Committee shall evaluate the independent auditor’s qualifications, performance and independence, including the performance of the lead partner of the independent auditor. In its evaluation, the Committee shall consider, among other things:

i.	The reports received from the independent auditor, including the independent auditor’s latest internal quality-control report or peer review;

ii.	Any significant litigation problems or disciplinary action by the SEC involving the independent auditor; and

iii.	The extent of non-audit services and fees, including consideration of their effect, if any, on the independence of the independent auditor.

b)	The Committee shall engage in a dialogue with the independent auditor with respect to any matter that, in the judgment of the Committee, may impact the quality of the services of the independent auditor.

c)	The Committee shall consider periodically, as appropriate, whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

d)	The Committee shall present its conclusions to the Board and shall recommend to the Board any action which the Committee believes is appropriate to be taken in response to the independent auditor’s report to satisfy itself of the independent auditor’s qualifications, performance and independence.

B.	Pre-Approval of Audit and Permitted Non-Audit Services

      The Committee shall approve in advance all auditing services and permitted non-audit services to be performed by the independent auditor, as well as the related fees and any other relationships between the Company and such auditor. The Committee may also approve audit and permitted non-audit services by establishing policies and procedures which are detailed as to the particular service so long as the Committee is informed of the service and such policies and procedures do not provide for the delegation of any of the Committee’s responsibilities to management.

C.	Internal Audit Review

      The Company’s Internal Audit function shall report directly to the Chairman of the Audit Committee. The Committee shall review the proposed plan of internal audit coverage and determine that such plan is properly coordinated with the independent auditor. In addition, the Committee shall receive periodic updates from the Vice President responsible for the internal audit function on the status of proposed engagements as well as reports issued as a result of internal audit reviews. The Committee shall also review the adequacy and overall effectiveness of the internal audit staff as well as the effectiveness and timeliness of audits conducted by the internal audit staff. The Committee may request, as appropriate, that the internal audit staff make special presentations on any matter which will assist the Committee in fulfilling its responsibilities.

D.	Financial Statements and Reporting

      The Committee shall have responsibility for the oversight of the Company’s financial reporting process. In this regard, the Committee shall undertake the following practices:

1.	Review with management, the independent auditor and, if appropriate, the Vice President responsible for internal audit, the following:

a)	the Company’s audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and any major issues related thereto;

b)	critical accounting policies and such other accounting policies of the Company as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body, including any financial reporting issues which could have a material impact on the Company’s financial statements, including off balance sheet items and related party transactions;

c)	major issues regarding accounting principles and financial statements presentations, including:

i.	any significant changes in the Company’s selection or application of accounting principles; and

ii.	any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles methods on the Company’s financial statements;

d)	all alternative GAAP treatments of financial information that have been discussed by the independent auditor and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor;

e)	all other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences; and

f)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

2.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards 90, “Communications with Audit Committees,” as such standards may be modified or supplemented;

3.	Receive the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as such standards may be modified or supplemented, and discuss with the independent auditor its independence;

4.	Determine whether, based on a review of, and discussions regarding the Company’s audited financial statements, as well as the matters relating to independence referred to above, any other matters deemed appropriate by the Committee, the Committee should recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

5.	Review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies;

6.	Review with management its policies with respect to risk assessment and risk management, including, at a minimum, guidelines and policies to govern the process by which management assesses and manages the Company’s exposure to business and financial risk;

7.	Review the Company’s quarterly financial reporting procedures, including taking any steps deemed appropriate by the Committee to ensure that the Company’s interim financial statements are reviewed by the independent auditor and that the Committee and/or its members have an opportunity to discuss such statements in accordance with Statement on Auditing Standards 90, “Audit Committee Communications” with the independent auditor and management, in either instance prior to the Company’s filing of its quarterly reports on Form 10-Q with the SEC;

8.	Review on a regular basis with the independent auditor any problems or difficulties encountered by the independent auditor in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditor the following:

a)	any accounting adjustments that were noted or proposed by the independent auditor but were rejected by management (as immaterial or otherwise);

b)	any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

c)	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

9.	Ask of the independent auditor what its greatest concerns are and if it believes anything else should be discussed with the Committee that has not been raised or covered elsewhere, and consideration of whether the independent auditor should meet with the Board to discuss any matters relative to the financial statements and to answer any questions that other directors may have;

10.	Review the adequacy of the Company’s systems of internal accounting controls, review overall compliance with financial policies, including the responsibilities, budget and staffing of the Company’s internal audit function, and recommend to the Board any changes in the system of internal controls, procedures and practices which the Committee determines to be appropriate. Such controls shall be evaluated through a review of the reports issued by the internal audit function and the independent auditor which identify and describe control weaknesses. The Committee shall inquire as to the nature of any corrective action being undertaken by management;

11.	Review with the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Vice President responsible for internal audit and the independent auditor, periodically, the following:

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, including any significant deficiencies or material weaknesses in internal controls identified by the independent auditor;

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and

c)	any changes in internal control over financial reporting that occurred during the most recent fiscal quarter and that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

E.	Other Matters

1.	Review the procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility and its related policies;

2.	Establish procedures for the receipt, retention and treatment of complaints received by the issuer on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submission by Company employees and others of concerns regarding questionable accounting or auditing matters;

3.	Establish clear hiring policies by the Company for the employees or former employees of the independent auditor; and

4.	Perform such other functions consistent with this Charter, the Company’s By-laws and governing laws as the Committee deems appropriate or as from time to time may be assigned to it by the Board.

F.	Self-Evaluation

      The Committee shall perform, in coordination with the Nominating & Corporate Governance Committee, an annual performance evaluation of itself.

G.	Audit Committee Charter Review

      The Committee shall review and reassess the adequacy of this charter when it deems appropriate, but, in any event no less frequently than once a year.

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy/Instruction Card	C0123456789	12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
If no direction is given, this proxy/instruction card will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

A	Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees	For	Withhold

	01 — P. Diaz Dennis	☐	☐
	02 — P.J. Neff	☐	☐
	03 — A.J. Parsons	☐	☐

B	Management Proposal
The Board of Directors recommends a vote FOR Management Proposal 2.

		For	Against	Abstain
2.	Management Proposal to ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2006.	☐	☐	☐

C	Stockholder Proposals
The Board of Directors recommends a vote AGAINST Stockholder Proposals 3 and 4.

		For	Against	Abstain
3.	Stockholder Proposal relating to product promotion on the Internet.	☐	☐	☐

4.	Stockholder Proposal relating to Board classification.	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature 1 — Please keep signature within the box
Signature 2 — Please keep signature within the box
Date (mm/dd/yyyy)

1 U P X	C O Y

Proxy/Instruction Card — UST Inc.

ANNUAL MEETING OF STOCKHOLDERS — MAY 2, 2006
The undersigned hereby appoints RICHARD A. KOHLBERGER and MARIA R. SHARPE, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Cole Auditorium, Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 2nd day of May 2006, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.
If applicable, for participants of the UST Inc. Employees’ Savings Plan, this card also constitutes voting instructions to Vanguard Fiduciary Trust Company, the Trustee under the Plan, to vote the shares of the Company’s common stock held in the undersigned’s account(s) in the Savings Plan at the Annual Meeting of Stockholders to be held on May 2, 2006. If no voting instructions are provided, the shares reflected on this Proxy/Instruction Card will be voted by the Trustee in the same proportion as shares as to which voting instructions have been received. Your instructions to the Trustees will be confidential. A Notice of the 2006 Annual Meeting and Proxy Statement and a 2005 Annual Report are enclosed.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Proxies submitted by telephone or the Internet must be received by 2:00 a.m., Eastern Time, on May 2, 2006.
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